FOR IMMEDIATE RELEASE

LEXINGTON ENERGY ANNOUNCES APPOINTMENT OF ELSTON
JOHNSTON AS DIRECTOR

CALGARY, BC— April 2, 2007 - Lexington Energy Services Inc. (OTCBB:LXES), a manufacturer of innovatively designed service equipment for the rapidly expanding oil and gas industry, today announced the appointment of Mr. Elston Johnston to the Board of Directors of Lexington Energy Services Inc. on April 2, 2007.

Larry Kristof, President and CEO of Lexington Energy Services stated, “Mr. Johnston joins us as the newest addition to the company’s Board of Directors. This strategic appointment galvanizes our ongoing commitment to adhere to the highest possible level of corporate governance and financial stewardship.”

Elston Johnston has been an active professional engineer and a consultant in the areas of commercial/industrial fire protection and loss prevention for the past thirty years. He obtained a B.Sc.E.E. from the University of New Brunswick in 1976 and is a member of the Association of Professional Engineers in both British Columbia and Alberta (APEGBC & APEGGA). During the past fifteen years he has been a director of several public companies in a variety of industries and for the past ten years has operated a successful consulting engineering company. As a consultant engineer, Mr. Johnston has been involved in construction and business ventures worldwide, including projects in the energy and oil & gas sectors.

“Lexington has one of the most compelling business plans I have seen in my thirty-five years of public company investing and consulting”, stated Mr. Johnston, “I‘m looking forward to working with management to help Lexington continue to grow successfully and take advantage of new opportunities.”

About Lexington Energy Services:

Lexington Energy Services Inc. is a publicly traded oil field service company (OTCBB:LXES). Through its three separate, wholly-owned subsidiaries, Lexington Energy manufactures innovatively designed service equipment for the rapidly expanding oil and gas industry. For more information about Lexington Energy Services, please visit www.lexingtonenergyservices.com.

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Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Lexington Energy’s filings with the Securities and Exchange Commission, including, without limitation, Lexington Energy’s recent Form 10-KSB.

Company Contact:

Mark Procknow
Corporate Communications
Lexington Energy Services Inc.
403-279-4585
www.lexingtonenergyservices.com

Investor Contact:

Bethany Tomich
Equity Performance Group
617-723-1465
bethany@equityperfgp.com
www.equityperformancegroup.com

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